Marshall Industries Announces Shareholder Rights Plan

El Monte, California, February 9, 1999 -- Marshall Industries (NYSE:MI) has announced that it has adopted a shareholder rights plan to discourage abusive takeover tactics. Under the plan, shareholders of record on February 19, 1999 will receive the rights as a dividend. If an entity acquires more than 20 percent of the Company's stock or in the event of a squeeze-out merger, holders of the rights would be entitled to purchase either Marshall's stock or stock in the merged entity at half of market value.

Up to and including the tenth day following public announcement that a 20 percent position has been acquired, the Company will be entitled to make an election to redeem the rights for a nominal amount by providing the Rights Agent with at least 40 days written notice of the redemption prior to the proposed redemption date. The Company will mail a summary description of the rights plan to its shareholders.

About Marshall

Marshall Industries is one of the largest publicly held distributors of industrial electronic components and production supplies. Marshall connects its customers and suppliers to comprehensive coverage in the major electronic manufacturing areas of the United States and Canada. Its network of branch locations delivers sales and technical support to OEMs and end users -- all linked to its 24-hours-a-day, 7-days-a-week manned technical service center. Marshall's web sites provide customers with full Internet access -- from data sheets to on-line NetSeminars(TM) and real-time ordering. All corporate and value-added service operations meet quality standards required for ISO 9002 certification.

Marshall Industries and its subsidiaries have formed strategic alliances with SEI (Sonepar Electronique International) based in the Netherlands and Serial System Ltd. based in Singapore. The alliance partners provide coverage in 36 countries from 164 locations. They are connected to a state-of-the-art computer system providing global access to their business partners around the world.

Headquarters in El Monte, California, the company's stock is quoted on the New York Stock Exchange (Symbol:MI). Marshall
Industries may be found on the Internet at http://www.marshall.com or www.electronicdesign.com.